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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                        SolutionNet International, Inc.
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                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
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                         (Title of Class of Securities)

                                   83437Q101
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 83437Q101                   13G                     PAGE 2 OF 4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Suresh Venkatachari
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Singapore
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    Number of
                           5       Sole Voting Power

     Shares                        7,200,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        7,200,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        7,200,000
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        56.6%
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 12     Type of Reporting Person (See Instructions)
        IN
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ITEM 1.

         (a)      Name of Issuer: SolutionNet International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  1594 Centre Pointe Drive
                  Milpitas, California 95035

ITEM 2.

         (a)      Name of Person Filing: Suresh Venkatachari

         (b)      Address of Principal Business Office, if none, residence:
                  1594 Centre Pointe Drive
                  Milpitas, California 94035

         (c)      Citizenship: Singapore

         (d)      Title of Class of Securities: Common Stock, $0.001 par value

         (e)      CUSIP Number: 83437Q101

ITEM 3.

         If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is: Not applicable.

ITEM 4. OWNERSHIP.

         (a)      Amount beneficially owned: 7,200,000

         (b)      Percent of class: 56.6%

         (c)      Number of Shares as to which person has:

                  (i)      Sole power to vote or to direct the vote: 7,200,000
                  (ii)     Shared power to vote or direct the vote: -0-
                  (iii)    Sole power to dispose or direct the disposition of:
                           7,200,000
                  (iv)     Shared power to dispose or direct the disposition of:
                           -0-

Of the amount beneficially owned, 100,000 shares constitute options granted to the Reporting Person that vest as follows: one-third on October 27, 2001, one-third on October 27, 2002, and one-third on October 27, 2003.



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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  Date 2/6/02

                                                  /s/ Suresh Venkatachari
                                                  ------------------------------
                                                  Suresh Venkatachari